Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 2, 2013

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com
Magellan Midstream Reports First-Quarter Financial Results, Increases Distributable Cash Flow Guidance for 2013

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported operating profit of $142.5 million for first quarter 2013 compared to $122.8 million for first quarter 2012. Net income was $113.0 million for first quarter 2013 compared to $93.5 million for first quarter 2012.
Diluted net income per limited partner unit was 50 cents in first quarter 2013 versus 41 cents in the corresponding 2012 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, of 51 cents for first quarter 2013 was higher than the 45-cent guidance provided by management in early Feb. due to stronger refined products transportation volumes and additional product overages.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $123.9 million for first quarter 2013 compared to $125.7 million during first quarter 2012.
“Magellan started the year 2013 with solid results, exceeding our initial expectations for the first quarter and generating positive momentum for the remainder of the year,” said Michael Mears, chief executive officer. “Further, we continue to make significant strides to develop Magellan's growing crude oil transportation and storage profile. So far this year, we have announced plans to add crude oil capabilities to our Galena Park, Texas marine terminal and during mid-April, reached our milestone to begin crude oil deliveries into Houston via our Longhorn pipeline, currently at partial capacity but with full capabilities still expected later this year. Each of these strategic steps builds upon the growth platform we have created for Magellan's future.
“If these favorable trends continue and the timing of our growth projects proceeds as projected, we will consider increasing our 2013 distributions beyond the 10% annual guidance provided earlier this year.”
Beginning in 2013, the partnership reorganized its reporting segments to reflect strategic changes in its business, particularly its increasing crude oil activities. Historical financial results have been restated to conform to the new segment presentation. An analysis comparing first quarter 2013 to first quarter 2012 for each of these new segments is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
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Exhibit 99.1

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Refined products. Refined operating margin was $160.2 million, an increase of $34.7 million. Transportation and terminals revenues increased between periods primarily due to a 13% increase in transportation volumes and the partnership's mid-2012 tariff increase. Significantly higher gasoline and distillate shipments resulted from stronger demand in the markets served by the partnership, in part due to the seasonal reversal of a portion of the partnership's Oklahoma system in 2013, which allowed deliveries south into Texas markets historically served from the Gulf Coast, and an incentive tariff implemented for the partnership's South Texas pipeline. The average tariff rate declined between periods as the benefit from the 8.6% tariff increase implemented on July 1, 2012 was more than offset by additional short-haul movements in part due to higher South Texas volumes, which ship at a lower rate than the partnership's other pipeline shipments.
Operating expenses decreased between periods primarily due to more favorable product overages (which reduce operating expenses) as well as lower environmental accruals in first quarter 2013.
Product margin (a non-GAAP measure defined as product sales revenues less product purchases) increased $16.1 million between periods primarily resulting from a $21.3 million favorable variance associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, decreased between periods primarily due to timing of sales for the partnership's butane blending activities and a lower average sales margin.
Crude oil. Crude operating margin was $22.7 million, a decline of $1.3 million. Revenues increased due to joint venture management fees and increased crude oil transportation volumes and rates on the partnership's Houston-area distribution system. Operating expenses increased due to higher integrity spending and less favorable product overages, which reduce expenses.
Marine storage. Marine operating margin was $25.3 million, a decrease of $2.6 million. Revenues were essentially flat between periods as storage fees from newly-constructed tanks at the partnership's Galena Park, Texas terminal offset lower overall utilization due in part to timing of tank maintenance work. Expenses increased due to additional integrity costs and an insurance reimbursement received in first quarter 2012 for historical hurricane-related damage, with no such item benefitting first-quarter 2013 results. Product margin declined due to the sale of additional overages in the 2012 period.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures and the one-time amortization of an intangible asset, and G&A expenses increased primarily due to additional personnel and higher expenses resulting from the partnership's increasing unit price that impacts equity-based incentive compensation and deferred board of director expense. Net interest expense was substantially unchanged as additional borrowings from the partnership's Nov. 2012 debt offering to fund capital spending was offset by higher capitalized interest for the related construction projects. As of March 31, 2013, the partnership had $2.4 billion of debt outstanding and $221 million of cash on hand.
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Expansion projects
Magellan continues to make significant progress on its current slate of expansion projects. The Longhorn pipeline successfully began deliveries of crude oil to the Houston market beginning mid-April. Management expects the delivery rate to average approximately 90,000 barrels per day (bpd) from mid-April through the second quarter, ramping to its full 225,000-bpd capacity in the third quarter of 2013.
The Double Eagle joint venture is in the process of filling the condensate pipeline for initial deliveries from Three Rivers to Corpus Christi, Texas this month, with full operation expected in the third quarter of 2013. Further, the BridgeTex pipeline joint venture continues to target an operational date of mid-2014, with right-of-way, permitting and tank construction activities underway.
During Feb. 2013, the partnership announced plans to acquire approximately 800 miles of refined products pipeline for $190 million and is currently awaiting regulatory approval to complete this transaction.
The partnership currently plans to spend approximately $900 million during 2013 with an additional $325 million of spending in 2014 to complete its current slate of growth projects and pending pipeline acquisition.
The partnership also continues to evaluate more than $500 million of potential growth projects in earlier stages of development as well as possible acquisitions, both of which have been excluded from these spending estimates.

Financial guidance for 2013
Management is raising its 2013 DCF guidance by $10 million to $580 million. Management remains committed to its goal of increasing annual cash distributions by at least 10% for 2013 with the potential for even higher distribution growth this year if favorable business trends continue and growth projects are placed into service as currently projected. Further, management still projects at least 10% annual distribution growth for 2014.
Including actual results for first quarter, net income per limited partner unit is estimated to be $2.25 for 2013, with second-quarter guidance of 52 cents. Guidance excludes future NYMEX MTM adjustments on the partnership's commodity-related activities and expected financial results from the pending pipeline acquisition.

Earnings call details
An analyst call with management regarding first-quarter results and outlook for the remainder of 2013 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 427-9411 and provide code 1399345. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 8. To access the replay, dial (888) 203-1112 and provide code 1399345. The replay also will be available at www.magellanlp.com.

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Exhibit 99.1

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Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.
Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
Adjusted EBITDA is an important measure utilized by the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store over 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Exhibit 99.1

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership's terminals or pipelines; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012 and subsequent reports on Forms 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2013
Transportation and terminals revenues	$217,554	$227,271
Product sales revenues	275,730	201,711
Affiliate management fee revenue	199	3,439
Total revenues	493,483	432,421
Costs and expenses:
Operating	68,452	65,181
Product purchases	248,612	160,398
Depreciation and amortization	31,510	36,332
General and administrative	23,744	30,056
Total costs and expenses	372,318	291,967
Earnings of non-controlled entities	1,648	2,051
Operating profit	122,813	142,505
Interest expense	29,123	31,723
Interest income	(35)	(22)
Interest capitalized	(864)	(3,451)
Debt placement fee amortization expense	519	540
Income before provision for income taxes	94,070	113,715
Provision for income taxes	546	748
Net income	$93,524	$112,967

Basic and diluted net income per limited partner unit	$0.41	$0.50

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,182	226,705

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2012	2013
Refined products:
Transportation revenue per barrel shipped	$1.197	$1.136

Volume shipped (million barrels):
Refined products:
Gasoline	45.9	53.6
Distillates	29.8	33.8
Aviation fuel	5.6	4.5
Liquefied petroleum gases	1.0	1.1
Total volume shipped	82.3	93.0

Crude oil:
Transportation revenue per barrel shipped	$0.276	$0.313
Volume shipped (million barrels)	14.9	15.9
Crude oil terminal average utilization (million barrels per month)	12.6	12.8

Marine storage:
Marine terminal average utilization (million barrels per month)	24.1	22.7

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2012	2013
Refined products:
Transportation and terminals revenues	$157,670	$165,359
Less: Operating expenses	57,206	46,281
Transportation and terminals margin	100,464	119,078

Product sales revenues	272,818	199,415
Less: Product purchases	247,836	158,298
Product margin	24,982	41,117
Operating margin	$125,446	$160,195

Crude oil:
Transportation and terminals revenues	$21,213	$23,228
Less: Operating expenses (credit)	(897)	5,107
Transportation and terminals margin	22,110	18,121
Affiliate management fee revenue	199	3,159
Earnings of non-controlled entities	1,668	1,375
Operating margin	$23,977	$22,655

Marine storage:
Transportation and terminals revenues	$38,671	$38,684
Less: Operating expenses	12,877	14,553
Transportation and terminals margin	25,794	24,131

Product sales revenues	2,912	2,296
Less: Product purchases	776	2,100
Product margin	2,136	196
Affiliate management fee revenue	—	280
Earnings (loss) of non-controlled entities	(20)	676
Operating margin	$27,910	$25,283

Segment operating margin	$177,333	$208,133
Add: Allocated corporate depreciation costs	734	760
Total operating margin	178,067	208,893
Less:
Depreciation and amortization expense	31,510	36,332
General and administrative expense	23,744	30,056
Total operating profit	$122,813	$142,505

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2013
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$112,967	$0.50
Add: Unrealized derivative losses associated with future physical product transactions	2,261	0.01
Excluding commodity-related adjustments	$115,228	$0.51

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	226,705

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2013
	2012	2013	Guidance

Net income	$93,524	$112,967	$510,000
Interest expense, net	28,224	28,250	120,000
Depreciation and amortization (1)	32,029	36,872	150,000
Equity-based incentive compensation (2)	(10,156)	(7,403)	7,000
Asset retirements and impairments	5,407	1,791	7,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	13,162	2,261
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	3,163	(5,195)
Lower-of-cost-or-market adjustments	(1,017)	(2,000)
Houston-to-El Paso cost of sales adjustments(5)	1,039	—
Total commodity-related adjustments	16,347	(4,934)	(10,000)
Other	520	(1,279)	(9,000)
Adjusted EBITDA	165,895	166,264	775,000

Interest expense, net	(28,224)	(28,250)	(120,000)
Maintenance capital	(11,958)	(14,108)	(75,000)
Distributable cash flow	$125,713	$123,906	$580,000

Distributable cash flow per limited partner unit	$0.56	$0.55	$2.56

Weighted average number of limited partner units paid distributions	226,200	226,679	226,679

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2012 and 2013 was $2.8 million and $4.9 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2012 and 2013 of $13.0 million and $12.3 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations. We discontinued these commodity activities during 2012 in conjunction with the Longhorn crude pipeline project.